EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Westway Group, Inc. 2010 Incentive Compensation Plan of Westway Group, Inc. of our report dated March 15, 2010, with respect to the consolidated financial statements of Westway Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and of our report dated March 15, 2010, with respect to the combined carve-out statements of income and cash flows of the bulk liquid storage and liquid feed supplements businesses (Westway Group) of ED&F Man group for the period from November 1, 2008 to May 28, 2009, included in the Annual Report (Form 10-K) for the year ended December 31, 2009, of Westway Group, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

October 5, 2010